NEWS RELEASE
For Immediate Release	Contact: Raymond Brandstrom
March 16, 2007	Chief Financial Officer
(206) 298-2909

EMERITUS ANNOUNCES 2006 FOURTH QUARTER AND ANNUAL RESULTS

SEATTLE, WA, March 16, 2007 -- Emeritus Corporation (AMEX: ESC), a national provider of assisted living and Alzheimer’s and related dementia care services to senior citizens, today announced its 2006 fourth-quarter and annual results.

Fourth Quarter 2006 Highlights

•	Average occupancy increased to 86.6% in the fourth quarter of 2006 from 83.7% in the prior year quarter, adding approximately $3.4 million in incremental revenues.
•
Average monthly revenue per unit increased by $128, or 4.2%, to $3,158 from $3,030 in the fourth quarter of 2005 as a result of our rate enhancement initiatives, adding approximately $4.7 million in incremental revenues.

•	Operating income from continuing operations improved by $3.1 million in the fourth quarter of 2006 compared to the same quarter last year.
•	Operating margins improved to 36.8% in the fourth quarter of 2006 compared to 32.9% in the prior year quarter.
•
In December 2006, we acquired a 19% interest in a joint venture and entered into agreements with the joint venture to manage 20 assisted living and dementia care communities, increasing future annual management fee revenues by approximately $2.5 million.

2006 Annual Highlights

•	Occupancy on the last day of 2006 was 87.0%, an improvement from 84.2% on the last day of 2005.
•	Average occupancy increased to 85.3% in 2006 from 84.5% in the prior year, adding $2.4 million in incremental revenues in 2006.
•
Year over year average monthly revenue per unit increased by $143, or 4.8%, to $3,100 from $2,957 in 2005 as a result of our rate enhancement initiatives, adding approximately $20.8 million in incremental revenues in 2006.

•	In July 2006, we acquired a 101-unit assisted living community in Everett, Washington, formerly managed by the Company.
•
In October 2006, we terminated a third-party management contract covering nine Alzheimer care communities and began management of the properties within our existing infrastructure, realizing future annual savings of management fee expenses of approximately $1.2 million.

•
Settled several outstanding professional liability claims and recorded an accumulative professional liability reduction of approximately $13.9 million in 2006, primarily from the settlement of our Texas litigation.

•
Realized continuing improvement in our workers’ compensation loss experience and recorded an expense reduction of approximately $2.0 million in 2006, of which approximately $1.1 million related to 2006 and the balance to prior years.

Subsequent Events

As previously announced, in the first quarter of 2007 the Company acquired 36 communities formerly operated by the Company under long-term leases consisting of 2,437 units for approximately $242.0 million, plus transaction costs. In addition, outstanding 6.25% convertible debentures in the amount of $16.1 million were converted to common stock at a conversion rate of $22 per share. The Company issued 732,726 shares of common stock in exchange for the debentures.

Summary of 2006 Fourth Quarter Results

For the fourth quarter of 2006, we reported revenues of $109.8 million compared to $99.2 million for the same period of 2005, an increase of $10.6 million. The increase was primarily the result of rate improvements of $4.7 million, occupancy improvements of $3.4 million and $2.5 million from new acquisitions.

Community operating expenses increased $2.8 million to $69.0 million in the fourth quarter of 2006 from $66.2 million in the fourth quarter of 2005. Approximately $1.6 million of the increase was from the addition of new communities and $585,000 was related to an expense increase for the settlement of a Texas Medicaid dispute originating in 2005. Our operating margin increased to 36.8% from 32.9% in the fourth quarter of 2005.

General and administrative expenses increased by $2.8 million from the prior year. Approximately $1.3 million of the expense increase relates to non-cash stock option compensation expenses and an expense for the future retirement benefits of one of our Company founders.

Operating income from continuing operations increased by $3.1 million from $2.9 million in 2005 to $6.0 million in 2006. Excluding the $1.3 million increase in general and administrative expenses and the $585,000 increase in operating expenses identified above, operating income from continuing operations would have increased by approximately $5.0 million.

Summary of 2006 Annual Results

We reported revenues of $421.9 million in 2006 compared to $387.7 million in 2005, an increase of $34.2 million. The increase in our average revenue per unit contributed approximately $20.8 million to the increase and the acquisition of new communities contributed approximately $11.0 million, with the balance of $2.4 million from occupancy gains.

Community operating expenses, exclusive of a professional liability settlement adjustment of $12.2 million, increased to $272.8 million in 2006 from $257.1 million in 2005, an increase of $15.7 million. Excluding a reduction in professional liability and workers compensation expense reduction of $7.2 million and a $1.9 million expense increase from the settlement of a Texas Medicaid dispute originating in 2005, operating expenses would have increased by approximately $21.0 million. Approximately $7.0 million of the increase was from new communities, with the balance primarily from increases in staffing costs, utilities, and facility repairs and maintenance costs.

General and administrative expenses increased by $7.2 million from the prior year. Of this increase, approximately $2.8 million was non-cash stock option compensation expenses, $1.3 million was legal fees incurred in relation to the Texas Medicaid dispute originating in 2005, and $699,000 was an expense increase related to the future retirement benefits of one of our Company founders.

Operating income from continuing operations, exclusive of the $12.2 million liability claim adjustment, increased by $3.9 million from $12.1 million in 2005 to $16.0 million in 2006.

Same Community Results

Our Same Community group of properties consisted of 162 of our 171 communities included in our consolidated operations. The fourth quarter and annual results of operations for this group were consistent with the consolidated results described above.

Mr. Daniel R. Baty, the Company’s CEO and Chairman of the Board, commented “We are encouraged by the progress we have made over the year to increase top line revenues; ending the year at 87% occupancy from 84% at the end of last year, and increasing our average monthly rate by approximately 5%. Our fourth quarter results are particularly pleasing as we ended the year with strong revenue growth and margin improvements to 36.8% from 32.9% the fourth quarter last year. These accomplishments, and our property acquisitions completed in the first quarter of 2007, have put us in a strong position heading into 2007.”

Non-GAAP Financial Measure

Adjusted EBITDA is a financial measure of operating performance that is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). We believe this non-GAAP measure is useful in identifying trends in our day-to-day performance because it excludes items that have little or no significance on day-to-day operations and provides an indicator to management of progress in achieving optimal operating performance. In addition, this measure is used by many research analysts and investors to evaluate the performance and the value of companies in our industry. We strongly urge you to review the reconciliation of Net income (loss) to Adjusted EBITDA provided below, along with our consolidated balance sheets, statements of operations and cash flows. We define Adjusted EBITDA and provide other information about this Non-GAAP measure in our Form 10-K.

The table below shows the reconciliation of net income (loss) to Adjusted EBITDA for the three months and year ended December 31, 2006 and 2005:

	Three Months Ended		Year Ended
	2006	2005	2006	2005

Net income (loss) from common shareholders	$(5,296)	$18,550	$(14,618)	$11,703
Preferred dividends	-	-	-	599
(Gain) loss on sale, net of tax benefit, in discontinued operations	-	(1,131)	-	1,767
Provision (benefit) for income taxes	(1,077)	8,147	(3,044)	9,358
Equity (earnings) losses in unconsolidated joint ventures	363	89	993	(2,188)
(Gains) losses on sale of long-term investments	-	(34,118)	-	(55,441)
Depreciation and amortization	13,257	11,850	50,478	46,277
Impairment loss on long-term investment	829	-	829	-
Amortization of deferred gains	(553)	(553)	(2,214)	(2,215)
Non-cash stock option compensation expenses	575	-	2,780	-
Interest expense	12,465	12,728	49,252	50,144
Interest income	(582)	(623)	(2,893)	(1,507)
Other non-cash unusual activity:
Reversal of Texas settlement accrued in 2004	-	-	(12,207)	-
Professional and workers' compensation liability adjustments	-	-	(2,674)	4,563
Adjusted EBITDA	$19,981	$14,939	$66,682	$63,060

For a more detailed understanding of Emeritus, please refer to our annual Form 10-K filed with the Securities and Exchange Commission on March 16, 2006, or visit our Internet site at www.emeritus.com to obtain a copy.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors. Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States. These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process. Emeritus currently operates, or has an interest in, 203 communities representing capacity for approximately 16,513 units and 20,149 residents in 35 states. Emeritus’s common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and other uncertainties related to professional liability claims. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports on Form 10-K and Quarterly Reports Form 10-Q.

EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Unaudited	Unaudited
	Three Months ended		Twelve Months ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues:
Community revenue	$107,704	$97,034	$413,564	$378,906
Other service fees	1,545	1,666	6,414	6,845
Management fees	566	463	1,887	1,981
Total operating revenues	109,815	99,163	421,865	387,732
Expenses:
Community operations (exclusive of depreciation and amortization
and facility lease expense shown separately below)	69,020	66,191	272,812	257,078
Texas lawsuit settlement	-	-	(12,207)	-
General and administrative	10,246	7,403	38,078	30,843
Depreciation and amortization	13,257	11,850	50,478	46,277
Facility lease expense	11,281	10,806	44,545	41,465
Total operating expenses	103,804	96,250	393,706	375,663
Operating income from continuing operations	6,011	2,913	28,159	12,069
Other income (expense):
Interest income	582	623	2,893	1,507
Interest expense	(12,465)	(12,728)	(49,252)	(50,144)
Gain on sale of investment in Alterra Healthcare Corporation	-	34,118	-	55,441
Equity earnings (losses) in unconsolidated joint ventures	(363)	(89)	(993)	2,188
Other, net	(138)	809	1,581	2,796
Net other income (expense)	(12,384)	22,733	(45,771)	11,788

Income (loss) from continuing operations before income taxes	(6,373)	25,646	(17,612)	23,857
Provision for income taxes	1,077	(8,147)	3,044	(9,358)
Income (loss) from continuing operations	(5,296)	17,499	(14,568)	14,499
Income (loss) from discontinued operations	-	1,051	(50)	(2,197)
Net income (loss)	(5,296)	18,550	(14,618)	12,302
Preferred stock dividends	-	-	-	(599)
Net income (loss) to common shareholders	$(5,296)	$18,550	$(14,618)	$11,703
Basic income (loss) per common share:
Continuing operations	$(0.29)	$1.07	$(0.82)	$1.02
Discontinued operations	-	0.06	-	(0.16)
	$(0.29)	$1.13	$(0.82)	$0.86
Diluted income (loss) per common share:
Continuing operations	$(0.29)	$0.90	$(0.82)	$0.81
Discontinued operations	-	0.05	-	(0.12)
	$(0.29)	$0.95	$(0.82)	$0.69
Weighted average common shares outstanding:
Basic	18,100	16,398	17,774	13,625

Diluted	18,100	20,002	17,774	18,305